Exhibit 99.1

                    Willis Group Holdings Limited Announces
         Accelerated Share Repurchase of $150 Million of Common Shares


     NEW YORK--(BUSINESS WIRE)--Nov. 16, 2006--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today announced that it has entered into an agreement to purchase approximately 3.8 million shares of its common stock from an affiliate of Lehman Brothers, Inc. using an accelerated stock repurchase program for an initial purchase price of $150 million. This repurchase is part of Willis' previously announced stock repurchase program.

     "With significant financial flexibility, we are always considering how best to manage and utilize our capital to serve the best interests of our shareholders," said Joe Plumeri, Chairman and Chief Executive Officer Willis. "This element of our stock repurchase program is one of the levers we have at our disposal; it is both an economically attractive manner for us to deploy our available cash while at the same time continuing to build shareholder value."

     Under the terms of the arrangement, the repurchased shares are subject to a price adjustment based on the volume weighted average market price of Willis' common shares during the term of the program. The Company expects the program to be completed in the first quarter of 2007. All of the shares repurchased under the agreement will be retired.

     Including this transaction, the company expects to repurchase 5.4 million shares for $211 million during fiscal year 2006 and would have $789 million of authorized share repurchases remaining under its existing buyback authorization.

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 15,400 Employees and Associates serves clients in some 190 countries. Willis is publicly traded on the New York Stock Exchange (NYSE: WSH). Additional information on Willis may be found on its web site: www.willis.com.

     This press release may contain certain statements relating to future results, which are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results are contained in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, +1 212-837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, +1 212-837-0806
             daniel.prince@willis.com